Filed Pursuant to Rule 424(b)(3)
Registration No. 333-217579
CARTER VALIDUS MISSION CRITICAL REIT II, INC.
SUPPLEMENT NO. 11 DATED JUNE 12, 2018
TO THE PROSPECTUS DATED NOVEMBER 27, 2017
This document supplements, and should be read in conjunction with, the prospectus of Carter Validus Mission Critical REIT II, Inc., dated November 27, 2017, Supplement No. 2 dated January 16, 2018, Supplement No. 3 dated January 29, 2018, Supplement No. 4 dated February 21, 2018, Supplement No. 5 dated February 22, 2018, Supplement No. 6 dated March 9, 2018, Supplement No. 7 dated March 26, 2018, Supplement No. 8 dated April 10, 2018, Supplement No. 9 dated April 30, 2018 and Supplement No. 10 dated May 24, 2018. Unless otherwise defined in this prospectus supplement, capitalized terms used in this prospectus supplement shall have the same meanings as set forth in the prospectus.
The purpose of this prospectus supplement is to describe the following:

(1)	the status of our follow-on offering of common stock (the "Offering"), including our decision to terminate the Offering on or about November 27, 2018.
Status of the Offering
On November 27, 2017, our follow-on offering of up to $1,000,000,000 in shares of common stock was declared effective by the SEC (the "Offering"). As of June 12, 2018, we are offering shares of Class A common stock, Class I common stock and Class T2 common stock in the Offering. As of June 8, 2018, we had accepted investors' subscriptions for and issued approximately 2,037,000 shares of Class A common stock, 2,997,000 shares of Class I common stock, 1,320,000 shares of Class T common stock and 1,126,000 shares of Class T2 common stock in the Offering, resulting in receipt of gross proceeds of $20,758,000, $27,553,000, $12,850,000 and $10,941,000, respectively, for total gross proceeds raised of $72,102,000. As of June 8, 2018, we had approximately $927,898,000 in Class A shares, Class I shares and Class T2 shares of common stock remaining in the Offering.
We previously disclosed that we would offer the shares in the Offering for a period of 9-12 months following the effective date of this Registration Statement, unless our board of directors terminated the Offering at an earlier date or all shares being offered were sold, in which case the Offering would terminate. We plan to terminate the Offering on or about November 27, 2018, the date that is 12 months following the effective date of this Registration Statement; however, we reserve the right to terminate the Offering at any time prior to the stated termination date or if all shares being offered have been sold.

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